Exhibit 99a

Carpenter Names Torcolini Chairman, President & CEO

    WYOMISSING, Pa.--(BUSINESS WIRE)--April 25, 2003--The Board of Directors of Carpenter Technology Corp. (NYSE:CRS) announced today that Robert J. Torcolini, president, chief operating officer (COO) and a director of Carpenter, will become chairman, president and chief executive officer on July 1.
    Dennis M. Draeger, 62, Carpenter's current chairman and CEO, has elected to retire June 30. He joined the engineered materials company in July 1996 and served in several executive positions before being elected chairman and CEO July 1, 2001.
    Torcolini, 53, had been elected president, COO and a director of Carpenter in 2002. He has worked most of his career at Carpenter. Torcolini joined the company in 1973 as an assistant physicist in the R&D lab and progressed through a series of metallurgy positions, before moving into technical management in 1981.
    He was named vice president of Carpenter's former Steel Division Technical Services group in 1988, then became the Steel Division's vice president, Manufacturing Operations in 1993.
    Carpenter acquired more than a dozen companies in the 1990s, diversifying its specialty alloy product line with other advanced materials and parts-forming processes worldwide. In 1997, Torcolini was named president of what was then Carpenter's largest acquisition - Dynamet Incorporated, a titanium bar and wire producer based in Washington, Pa.
    In 2000, he became senior vice president - Engineered Products Operations, with responsibility for Dynamet, Carpenter Powder Products and the Engineered Products Group, a group of companies that make custom metallic and ceramic components for aerospace, automotive, consumer and industrial use.
    Torcolini holds a bachelor's degree in physics from East Stroudsburg State College. He is a graduate of Harvard University's advanced management program.
    Carpenter, based in Wyomissing, Pa., is a leading manufacturer and distributor of specialty alloys and various engineered products. Carpenter had sales of $977 million in fiscal 2002 (ended June 30, 2002). More information about Carpenter is available at www.cartech.com, with selected products sold online at www.carpenterdirect.com.

    A photo is available at URL:
    http://www.businesswire.com/cgi-bin/photo.cgi?pw.042503/bb1

    CONTACT: Carpenter Technology Corp., Wyomissing
             Katharine Marshall, 610/208-3034
             kmarshall@cartech.com